Exhibit 5.1

SPIRE INC.

700 Market Street

St. Louis, MO 63101

Mark C. Darrell

Senior Vice President,

Chief Legal and Compliance Officer

May 9, 2022

Spire Inc.

700 Market Street

St. Louis, Missouri 63101

Re:	Registration Statement on Form S-3

File No. 333-264799

Ladies and Gentlemen:

I am Senior Vice President, Chief Legal and Compliance Officer of Spire Inc., a Missouri corporation (the “Company”), and have served in that capacity in connection with the registration, pursuant to a Registration Statement on Form S-3 (File No. 333-264799) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the offering and sale from time to time by the Company of up to $271,300,000 aggregate gross sales price of shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (“Common Stock”), pursuant to the terms of an equity distribution agreement, dated February 6, 2019, as modified by letter agreements dated May 14, 2019 and May 9, 2022 (the “Distribution Agreement”), by and among the Company and RBC Capital Markets, LLC, BofA Securities, Inc., Morgan Stanley & Co. LLC and TD Securities (USA) LLC, as sales agents, and Royal Bank of Canada, Bank of America, N.A., Morgan Stanley & Co. LLC and The Toronto-Dominion Bank, as forward purchasers. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

I have reviewed the Registration Statement and the Distribution Agreement. In addition, I have examined originals or certified copies of the resolutions adopted by the Board of Directors of the Company (the “Board”) authorizing the issuance and sale of the Shares (the “Resolutions”) and such other corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as I have deemed appropriate for purposes of this letter. I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all copies submitted to me as conformed, certified or reproduced copies. I have also assumed that (i) each Share issued and sold pursuant to the Distribution Agreement shall be at a sale price or prices authorized by the Board or a duly designated committee thereof in accordance with the Resolutions and (ii) upon sale and delivery, valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the share register of the Company.

As to various questions of fact relevant to this letter, I have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which I assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that when any of the Shares have been issued and delivered against payment in full of the consideration payable therefor as contemplated by the Distribution Agreement, such Shares will have been duly authorized and validly issued and will be fully paid and non-assessable. The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	I express no opinion as to the laws of any jurisdiction other than the laws of the State of Missouri.

B.

This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. I undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of my name in the Prospectus dated May 9, 2022 and the Prospectus Supplement relating to the offering of the Shares, dated May 9, 2022, in each case forming a part of the Registration Statement and under the caption “Legal Matters”. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Mark C. Darrell
Mark C. Darrell